EXHIBIT 99.1


OUTDOOR
CHANNEL
HOLDINGS, INC.


                                                                    NEWS RELEASE




Contacts:         Perry T. Massie, President and Chief Executive Officer
                  William A. Owen, Chief Financial Officer
                  951.699.4749

                  Cecilia A. Wilkinson/Angie Yang
                  PondelWilkinson Inc.
                  Investor Relations
                  Corporate/Financial Communications
                  310.279.5980
                  investor@pondel.com
                  -------------------


              OUTDOOR CHANNEL EXPANDS OFFICES TO ACCOMMODATE GROWTH
       NEW BUILDING TO HOUSE STATE-OF-THE-ART DIGITAL BROADCAST FACILITIES

         TEMECULA, CALIFORNIA - FEBRUARY 22, 2004 - Outdoor Channel Holdings (NASDAQ NMS: OUTD) today announced that it intends to purchase for $2.6 million a building in Temecula, California to house a new broadcast facility for its principal subsidiary, The Outdoor Channel. The 28,000-square-foot warehouse, across from the company's current headquarters, will be renovated over the next six months to accommodate an all-digital format for the national television network that is dedicated to programming for fishing, hunting and outdoor enthusiasts. The company expects to close on the purchase, subject to customary closing conditions, in the third quarter of 2005.

         "This expansion exemplifies the success and growth we have achieved and underscores our bright outlook for the future," said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings. "Especially with the planned launch of the high-definition format TOC 2 HD this summer, we look forward to operating from studios with technology to match the quality of the programming we are producing for our viewers."

         Approximately 50 employees of The Outdoor Channel will move into the new facility upon completion of the renovations, which is expected in September 2005. The building, located at 43455 Business Park Drive, will house editing, production, engineering and support staff offices, and will produce and transmit both high-definition and standard-definition programming for the channel's East and West Coast feeds.

         Outdoor Channel Holdings' current facility in Temecula, at 43445 Business Park Drive, will continue to house the company's corporate staff, as well as sales, marketing, human resources and offices for other divisions - currently about 80 employees. The space vacated by the channel will accommodate planned future growth.


                                     (more)

Outdoor Channel Holdings, Inc.
Page 2


         Construction on the new facilities is slated to begin in late March or early April. Studio 440 Architecture and Acoustics in Hollywood, California has been named as the architectural design firm for the project. Technical Innovation LLC of Atlanta, Georgia, will integrate broadcast and production technologies for the new studios.

         Outdoor Channel Holdings is purchasing the building from Temecula Enterprises. The two companies entered into the purchase agreement in December 2004, and Outdoor Channel Holdings became obligated to the purchase on February 18, 2005.


ABOUT OUTDOOR CHANNEL HOLDINGS, INC.
------------------------------------

         Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network, dedicated to providing the best in traditional outdoor programming to America's 82 million anglers, hunters and outdoor enthusiasts. The Outdoor Channel features approximately 100 weekly hunting, fishing, shooting sports, rodeo, motor sports, gold prospecting and related lifestyle programs. As of February 2005, according to Nielsen Media Research, The Outdoor Channel's universe was approximately 24.5 million homes through a combination of cable and satellite dish subscribers. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including LDMA-AU, Inc. (Lost Dutchman's) and Gold Prospector's Association of America, Inc. (GPAA).

ABOUT STUDIO 440
----------------

         Studio 440 Architecture & Acoustics is an architectural design firm focusing on custom solutions for clients with world-class media production and post-production requirements. Founded in 1994 by George Newburn and Ross Brennan, Studio 440's core competencies include: superior, innovative design; highly individualized client services; and thorough coordination of the design implementation and construction process. Studio 440 has become a model for best practices in the motion picture, television, and audio recording design field.

ABOUT TECHNICAL INNOVATION LLC
------------------------------

         Technical Innovation has a heritage customer base of corporate and broadcast clients that includes Turner Broadcasting System, Inc., Clear Channel Communications, Univision, and others. With offices in Atlanta, Birmingham, Nashville, Raleigh-Durham, Charlotte and Virginia Beach, Technical Innovation will continue to provide broadcast and strategic visual communications solutions to broadcast and Fortune 500 customers across the United States. For more information, contact Kevin Powers at 770.441.5152.

Outdoor Channel Holdings, Inc.
Page 3



SAFE HARBOR STATEMENT
---------------------

         Information in this news release that is not historical fact may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including statements, without limitation, regarding the company's expectations, beliefs, intentions or strategies about the future, its ability to timely complete building renovations and the timing of the planned launch of new formats and channels. The company's actual results could differ materially from those discussed in any forward-looking statements. The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. In assessing forward-looking statements, readers are urged to read carefully all cautionary statements contained in the company's filings with the Securities and Exchange Commission. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.


                                      # # #